QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.4

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

US GENERAL PARTNER LLC

i

ii

Section 13.2	Amendment Procedures	26
ARTICLE XIV GENERAL PROVISIONS		26
Section 14.1	Addresses and Notices	26
Section 14.2	Further Action	26
Section 14.3	Binding Effect	26
Section 14.4	Integration	27
Section 14.5	Creditors	27
Section 14.6	Waiver	27
Section 14.7	Counterparts	27
Section 14.8	Applicable Law	27
Section 14.9	Invalidity of Provisions	27
Section 14.10	Consent of Members	27

iii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT
OF
US GENERAL PARTNER LLC

        THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF US GENERAL PARTNER LLC, dated as of October [    ], 2004, is entered into by and among United States Shipping Master LLC, a Delaware limited liability company ("Shipping Master"), together with any other Persons who hereafter become Members in the Company or parties hereto as provided herein.

R E C I T A L S:

        WHEREAS, Shipping Master caused US General Partner LLC (referred to herein as the "Company") to be formed as a limited liability company under the Delaware Limited Liability Company Act on July 29, 2004 and a Certificate of Formation was filed with the Secretary of State of the State of Delaware on such date.

        WHEREAS, Shipping Master entered into a Limited Liability Company Agreement relating to the Company on July 29, 2004.

        WHEREAS, Shipping Master now desires to execute this amended and restated Limited Liability Company Agreement in connection with the initial public offering of the MLP to reflect contributions to the Company and certain other matters.

        NOW THEREFORE, in consideration of the covenants, conditions and agreements contained herein, Shipping Master hereby enters into this Agreement:

ARTICLE I
DEFINITIONS

        Section 1.1    Definitions.    The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement. Capitalized terms used herein but not otherwise defined shall have the meaning assigned to such term in the MLP Agreement.

        "Act" means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

        "Additional Member" means a Person admitted to the Company as a Member pursuant to Section 10.2 and who is shown as such on the books and records of the Company.

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

        "Agreement" means this Amended and Restated Limited Liability Company Agreement of US General Partner LLC, as it may be amended, supplemented or restated from time to time. The Agreement shall constitute a "limited liability company agreement" as such term is defined in the Act.

        "Assignee" means a Person to whom one or more Membership Interests have been transferred in a manner permitted under this Agreement, but who has not been admitted as a Substituted Member.

        "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New Jersey shall not be regarded as a Business Day.

        "Capital Contribution" means any cash, cash equivalents or the value of Contributed Property that a Member contributes to the Company pursuant to this Agreement or the Closing Contribution Agreement.

        "Certificate of Formation" means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware as referenced in Section 2.1, as such Certificate of Formation may be amended, supplemented or restated from time to time.

        "Closing Contribution Agreement" means the Contribution, Conveyance and Assumption Agreement, dated the Closing Date, among Shipping Master, the Company, the MLP and certain other parties named therein, together with any additional documents and instruments contemplated or referenced thereunder.

        "Closing Date" means the first date on which Common Units are sold by the MLP to the Underwriters pursuant to the provisions of the Underwriting Agreement.

        "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of successor law.

        "Commission" means the United States Securities and Exchange Commission.

        "Company" means US General Partner LLC, a Delaware limited liability company, and any successors thereto.

        "Company Board" means the Board of Managers of the Company.

        "Company Group" means the Company and any Subsidiary of the Company, treated as a single consolidated entity.

        "Company Security" means any class or series of membership interest in the Company.

        "Contributed Property" means each property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed to the Company.

        "Group Member" means a member of the Company Group.

        "Indemnitee" means (a) the Company Board, (b) any Person who is or was a Manager, Officer, employee, agent or trustee of the Company, (c) any Person who is or was a member, partner, director, officer, employee, agent or trustee of any Group Member, the MLP or any of their respective Affiliates and (c) any Person who is or was serving at the request of the Company Board as a member, partner, director, officer, employee, partner, agent, fiduciary or trustee of another Person, in each case, acting in such capacity, provided, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

        "Liquidation Date" means the date on which any event giving rise to the dissolution of the Company occurs.

        "Liquidator" means one or more Persons selected by the Company Board to perform the functions described in Section 12.2 as liquidating trustee of the Company within the meaning of the Act.

        "Managers" means the individuals elected from time to time as members of the Company Board by the Members in accordance with Section 7.1 to manage the business and affairs of the Company.

        "Member" means any Person that is admitted to the Company as a member pursuant to the terms and conditions of this Agreement; but the term Member shall not include any Person from and after the time such Person withdraws as a Member from the Company.

        "Membership Interest" means the ownership interest of a Member in the Company. The Membership Interests are a security governed by Article 8 of the Uniform Commercial Code.

        "MLP" means U.S. Shipping Partners L.P., a Delaware limited partnership, and any successors thereto, for which the Company is serving as general partner.

        "MLP Agreement" means the Amended and Restated Agreement of Limited Partnership of U.S. Shipping Partners L.P., as it may be amended, supplemented or restated from time to time.

        "MLP Security" has the meaning assigned to the term "Partnership Security" in the MLP Agreement.

        "National Securities Exchange" has the meaning assigned to such term in the MLP Agreement.

        "Officer" means each Person designated as an officer of the Company pursuant to Section 7.2 for so long as such Person remains an officer pursuant to the provisions of Section 7.2.

        "Omnibus Agreement" means the Omnibus Agreement, dated the Closing Date, among the Company, the MLP and Shipping Master.

        "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to the Company or the MLP or any of their respective Affiliates) acceptable to the Company Board in its reasonable discretion.

        "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

        "Registration Statement" means the Registration Statement on Form S-1 (Registration No. 333-118141) as it has been or as it may be amended or supplemented from time to time, filed by the MLP with the Commission under the Securities Act to register the offering and sale of the common units pursuant to the Underwriting Agreement.

        "Shipping Master" means United States Shipping Master LLC, a Delaware limited liability company.

        "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

        "Substituted Member" means a Person who is admitted as a Member to the Company pursuant to Section 10.1 in place of and with all the rights of a Member and who is shown as a Member on the books and records of the Company.

        "Transfer" has the meaning assigned to such term in Section 4.1(a).

        "Underwriter" means each Person named as an underwriter in the Underwriting Agreement who purchases Common Units pursuant thereto.

        "Underwriting Agreement" means the Underwriting Agreement dated [    ], 2004 among the Company, the MLP, Shipping Master and the Underwriters, providing for the purchase of Common Units by such Underwriters.

        Section 1.2    Construction.    Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term "include" or "includes" means includes, without limitation, and "including" means including, without limitation.

ARTICLE II
ORGANIZATION

        Section 2.1    Formation.    On July 29, 2004, Shipping Master previously formed the Company as a limited liability company pursuant to the provisions of the Act by virtue of the filing of the Certificate of Formation with the Secretary of State of the State of Delaware. The Company Board caused certain other certificates or documents it determined in its sole discretion to be necessary or appropriate for the qualification and operation of the Company in certain other states. The Company Board shall use all reasonable efforts to cause to be filed such additional certificates or documents as may be determined by the Company Board in its sole discretion to be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company in the State of Delaware or any other state in which the Company may elect to do business or own property. To the extent that such action is determined by the Company Board in its sole discretion to be reasonable and necessary or appropriate, the Company Board shall cause to be filed amendments to and restatements of the Certificate of Formation and do all things to maintain the Company as a limited liability company under the laws of the State of Delaware or of any other state in which the Company may elect to do business or own property. Subject to the terms of Section 3.3(a), the Company Board shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Formation, any qualification document or any amendments thereto to any Member or Assignee.

        Section 2.2    Name.    The name of the Company shall be "US General Partner LLC". The Company's business may be conducted under any other name or names deemed necessary or appropriate by the Company Board in its sole discretion, including the name of the MLP. The words "Limited Liability Company," "L.L.C." or "LLC" or similar words or letters shall be included in the Company's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Company Board Member in its discretion may change the name of the Company at any time and from time to time and shall notify the other Member(s) of such change in the next regular communication to the Members.

        Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices.    The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Company Board may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person(s) as the Company Board may designate from time to time in the manner provided by law. The principal office of the Company shall be at such place as the Company Board may designate from time to time, which need not be in the State of Delaware, and the Company shall maintain records there. The Company may have such other offices as the Company Board may designate from time to time.

        Section 2.4    Purpose and Business.    The purpose and nature of the business to be conducted by the Company shall be to (a) act as the general partner of the MLP and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the MLP Agreement, (b) manage, operate, lease, sell and otherwise deal with any and all assets or properties contributed to the Company by the Members or hereafter acquired by the Company, (c) serve as the sole member, partner or stockholder of its Subsidiaries and, in connection therewith, to exercise all the rights and powers conferred upon the Company as the sole member, partner or stockholder of such Subsidiaries pursuant to the operating agreements, partnership agreements or charter documents of each of such Subsidiaries, (d) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any type of business or activity engaged in by the Company and its Subsidiaries and their predecessors prior to the Closing Date and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity, (e) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the Company Board and which lawfully may be conducted by a limited liability company organized pursuant to the Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity, (f) borrow money and issue evidences of indebtedness and guaranty indebtedness and secure any such indebtedness or guaranty by mortgage or pledge of, or other lien on, the assets of the Company and (g) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member, the MLP or any Subsidiary thereof. The Company Board has no obligation or duty to the Company, the Members, or the Assignees to propose or approve, and in its discretion may decline to propose or approve, the conduct by the Company of any business.

        Section 2.5    Powers.    The Company shall be empowered to the fullest extent then permissible under the Act to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Company.

        Section 2.6    Power of Attorney.

        (a)   Each Member and each Assignee hereby constitutes and appoints the Company Board and, if a Liquidator shall have been selected pursuant to Section 12.2, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

          (i)    execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and all amendments or restatements hereof and all amendments and restatements of the Certificate of Formation) that the Company Board or the Liquidator deems necessary or appropriate to form, qualify or continue the existence or qualification of the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all certificates, documents and other instruments that the Company Board or the Liquidator deems necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the Company Board or the Liquidator deems necessary or appropriate to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Member pursuant to, or other events described in, Article IV, XI, XI or XII; and (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Membership Interests issued pursuant hereto; and

          (ii)   execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments necessary or appropriate, in the discretion of the Company Board or the Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Members hereunder or is consistent with the terms of this Agreement or is necessary or appropriate, in the discretion of the Company Board or the Liquidator, to effectuate the terms or intent of this Agreement; provided, that when required by any provision of this Agreement that establishes a percentage of the Members or of the Members of any class or series required to take any action, the Company Board and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Members or of the Members of such class or series, as applicable.

        Nothing contained in this Section 2.6(a) shall be construed as authorizing the Company Board to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

        (b)   The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent dissolution, bankruptcy or termination of any Member or Assignee and the transfer of all or any portion of such Member's or Assignee's Membership Interest and shall extend to such Member's or Assignee's successors and assigns. Each such Member or Assignee hereby agrees to be bound by any representation made by the Company Board or the Liquidator acting in good faith pursuant to such power of attorney; and each such Member or Assignee, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Company Board or the Liquidator taken in good faith under such power of attorney. Each Member or Assignee shall execute and deliver to the Company Board or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the Company Board or the Liquidator deems necessary to effectuate this Agreement and the purposes of the Company.

        Section 2.7    Term.    The term of the Company commenced upon the filing of the Certificate of Formation in accordance with the Act and shall continue in existence until the dissolution of the Company in accordance with the provisions of Article XII. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Act.

        Section 2.8    Title to Company Assets.    Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof.

ARTICLE III
RIGHTS OF MEMBERS

        Section 3.1    Limitation of Liability.    Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Company Board, any other Member, any Assignee nor any person serving as an Officer of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company Board, Member, Assignee or Officer of the Company. No Member shall be required to lend any funds to the Company. The Members shall only be liable to make payment of their capital contributions as and when due hereunder and other payments as expressly provided in this Agreement. If and to the extent the Member's capital contribution shall be fully paid, such Member shall not, except as required by the express provisions of the Act regarding repayment of sums wrongfully distributed to the Member, be required to make any further contributions.

        Section 3.2    Outside Activities of the Members.    Subject to the provisions of Section 7.5 and the Omnibus Agreement, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Members or Assignees, any Member or Assignee shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities in direct competition with the Company Group. Neither the Company nor any other Member or Assignee shall have any rights by virtue of this Agreement in any business ventures of any Member or Assignee.

        Section 3.3    Rights of Members.

        (a)   In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.3(b), each Member shall have the right, for a purpose reasonably related to such Member's interest as a member in the Company, upon reasonable written demand and at such Member's own expense:

          (i)    to obtain true and full information regarding the status of the business and financial condition of the Company;

          (ii)   promptly after becoming available, to obtain a copy of the Company's federal, state and local income tax returns for each year;

          (iii)  to have furnished to it a current list of the name and last known business, residence or mailing address of each Member;

          (iv)  to have furnished to it a copy of this Agreement and the Certificate of Formation and all amendments thereto, together with a copy of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Formation and all amendments thereto have been executed;

          (v)   to obtain true and full information regarding the amount of cash and a description and statement of the Capital Contributions made by each Member and which each Member has agreed to contribute in the future, and the date on which each became a Member; and

          (vi)  to obtain such other information regarding the affairs of the Company as is just and reasonable.

        (b)   The Company Board may keep confidential from the Members and Assignees, for such period of time as the Company Board deems reasonable, (i) any information that the Company Board reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the Company Board in good faith believes (A) is not in the best interests of the Company Group, (B) could damage the Company Group or the MLP and its Subsidiaries or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Company the primary purpose of which is to circumvent the obligations set forth in this Section 3.3).

ARTICLE IV
TRANSFERS OF INTERESTS

        Section 4.1    Transfer Generally.

        (a)   The term "transfer," when used in this Agreement with respect to a Membership Interest, shall be deemed to refer to a transaction by which the holder of a Membership Interest assigns such Membership Interest to another Person who is or becomes a Member or an Assignee, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise.

        (b)   No Membership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Membership Interest not made in accordance with this Article IV shall be null and void.

        (c)   Nothing contained in this Agreement shall be construed to prevent a disposition by any member of the Company Board of any or all of the issued and outstanding membership interests in Shipping Master.

        Section 4.2    Transfer of Membership Interests.    A Member may transfer all, but not less than all, of its Membership Interest in connection with the merger, consolidation or other combination of such Member with or into any other Person or the transfer by such Member of all or substantially all of its assets to another Person, and following any such transfer such Person may become a Substituted Member pursuant to Article X. Except as set forth in the immediately preceding sentence and in Section 5.2, or in connection with any pledge of (or any related foreclosure on) a Member's Membership Interest solely for the purpose of securing, directly or indirectly, indebtedness of the Company, the MLP or such Member, and a Member may not transfer all or any part of its Membership Interest or withdraw from the Company.

        Section 4.3    Restrictions on Transfers.

        (a)   Notwithstanding the other provisions of this Article IV, no transfer of any Membership Interest shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Company or the MLP under the laws of the jurisdiction of its formation, (iii) cause the Company or the MLP to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed), (iv) cause the Company to become a Non-U.S. Citizen (as such term is defined in the MLP Agreement) or (ii) result in the vessels owned by the MLP losing their eligibility to engage in the coastwise trade of the United States.

        (b)   The Company Board may impose restrictions on the transfer of Membership Interests if a subsequent Opinion of Counsel determines that such restrictions are necessary to avoid a significant risk of the Company or the MLP becoming taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. The restrictions may be imposed by making such amendments to this Agreement as the Company Board may determine to be necessary or appropriate to impose such restrictions.

ARTICLE V
CAPITAL CONTRIBUTIONS AND ISSUANCE OF INTERESTS

        Section 5.1    Prior to Closing Date.    On July 29, 2004 in connection with the formation of the Company under the Act, Shipping Master made an initial Capital Contribution to the Company in the amount of $1,000 for all of the Membership Interests in the Company.

        Section 5.2    Contributions at Closing.    On the Closing Date, Shipping Master has contributed to the Company the USS Chartering Interest (as defined in the Closing Contribution Agreement), which interest the Company will, pursuant to the Closing Contribution Agreement, convey to the MLP in exchange for a continuation of the Company's general partner interest in the MLP and the Incentive Distribution Rights (as defined in the MLP Agreement). Following the foregoing transactions, and by execution of this Agreement, the MLP shall continue to hold 100% of the Membership Interests in the Company.

        Section 5.3    Additional Capital Contributions.    With the consent of the Company Board, any Member may, but shall not be obligated to, make additional Capital Contributions to the Company.

        Section 5.4    Interest and Withdrawal.    No interest shall be paid by the Company on Capital Contributions. No Member or Assignee shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Company may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Member or Assignee shall have priority over any other Member or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Members or Assignees agree within the meaning of Section 18-502(b) of the Act.

        Section 5.5    Loans from Members.    Loans by a Member to the Company shall not constitute Capital Contributions. If any Member shall advance funds to the Company in excess of the amounts required hereunder to be contributed by it to the capital of the Company, the making of such excess advances shall not result in any increase in the amount of the Capital Account of such Member. The amount of any such excess advances shall be a debt obligation of the Company to such Member and shall be payable or collectible only out of the Company assets in accordance with the terms and conditions upon which such advances are made.

        Section 5.6    Issuances of Additional Company Securities.

        (a)   The Company may issue additional Company Securities and options, rights, warrants and appreciation rights relating to the Company Securities for any Company purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as shall be established by the Company Board and approved by the Members. The issuance by the Company of

Company Securities or rights, warrants or appreciation rights in respect thereof shall be deemed an amendment to this Agreement.

        (b)   Each additional Company Security authorized to be issued by the Company pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Company Securities), as shall be fixed by the Company Board and approved by the Members, including (i) the right to share Company profits and losses or items thereof; (ii) the right to share in Company distributions; (iii) the rights upon dissolution and liquidation of the Company; (iv) whether, and the terms and conditions upon which, the Company may redeem such Company Security; (v) whether such Company Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Company Security will be issued, evidenced by certificates and assigned or transferred; and (vii) the right, if any, of the holder of each such Company Security to vote on Company matters, including matters relating to the relative designations, preferences, rights, powers and duties of such Company Security.

        (c)   The Company Board is hereby authorized and directed to take all actions that it deems necessary or appropriate in connection with (i) each issuance of Company Securities and options, rights, warrants and appreciation rights relating to Company Securities pursuant to this Section 5.6, (ii) the admission of Additional Members and (iii) all additional issuances of Company Securities. The Company Board is further authorized and directed to specify the relative rights, powers and duties of the holders of the Membership Interests or other Company Securities being so issued. The Company Board shall do all things necessary to comply with the Act and is authorized and directed to do all things it deems necessary or advisable in connection with any future issuance of Company Securities, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency.

        (d)   Notwithstanding the other provisions of this Section 5.6, the Company may not issue Company Securities, or options, rights, warrants and appreciation rights relating to Company Securities, if such issuance would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) cause the Company or the MLP to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed), (iii) cause the Company to become a Non-U.S. Citizen (as such term is defined in the MLP Agreement) or (ii) result in the vessels owned by the MLP losing their eligibility to engage in the coastwise trade of the United States.

        Section 5.7    No Preemptive Rights.    No Person shall have preemptive, preferential or other similar rights with respect to (a) additional Capital Contributions; (b) issuance or sale of any class or series of Membership Interests, whether unissued, held in the treasury or hereafter created; (c) issuance of any obligations, evidences of indebtedness or other securities of the Company convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any such Membership Interests; (d) issuance of any right of subscription to or right to receive, or any warrant or option for the purchase of, any such Membership Interests; or (e) issuance or sale of any other securities that may be issued or sold by the Company.

        Section 5.8    Fully Paid and Non-Assessable Nature of Membership Interests.    All Membership Interests issued pursuant to, and in accordance with the requirements of this Article V shall be fully paid and non-assessable Membership Interests, except as such non-assessability may be affected by Section 18-607 of the Act.

ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS

        Section 6.1    Allocations.    All income, gain, loss, deductions and items of income shall be allocated to the Members in proportion to their ownership of the Membership Interests unless otherwise required by the Code.

        Section 6.2    Distributions.    Each decision as to the timing, form and amount of distributions shall be made by the Company Board. All distributions made under this Agreement shall be made subject to Section 18-607 of the Act. The Company Board shall have the discretion to treat taxes paid by the Company on behalf of, or amounts withheld with respect to, all or less than all of the Members, as a distribution of Available Cash to such Members.

ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS

        Section 7.1    Management by the Company Board.

        (a)   General Powers.    The Company Board shall be the "manager" of the Company within the meaning of the Act. All powers of the Company shall be exercised by the Company Board. Decisions of the Company Board within its scope of authority shall be binding upon the Company and each Member. The Company Board shall have full, exclusive and complete discretion, power and authority, subject to any other provisions of this Agreement or by non-waivable provisions of applicable law, to manage, control, administer and operate the business and affairs of the Company, and to make all decisions affecting such business and affairs, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

          (i)    the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into a Membership Interest, and the incurring of any other obligations;

          (ii)   the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company;

          (iii)  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Company or the merger or other combination of the Company with or into another Person;

          (iv)  the use of the assets of the Company (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Company Group, the lending of funds to other Persons (including the MLP or any Group Member), the repayment of obligations of the Company Group and the making of capital contributions to any Group Member;

          (v)   the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Company under contractual arrangements to all or particular assets of the Company, with the other party to the contract to have no recourse against the MLP or its assets other than its interest in the Company, even if same results in the terms of the transaction being less favorable to the Company than would otherwise be the case);

          (vi)  the distribution of Company cash;

          (vii) the selection and dismissal of Officers and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

          (viii) the maintenance of such insurance for the benefit of the Company Group and the Members as it deems necessary or appropriate;

          (ix)  the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations or other Persons subject to the restrictions set forth in Section 2.4;

          (x)   the control of any matters affecting the rights and obligations of the Company, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expense and the settlement of claims and litigation;

          (xi)  the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

          (xii) the purchase, sale or other acquisition or disposition of Membership Interests, or the issuance of additional options, rights, warrants and appreciation rights relating to Membership Interests; and

          (xiii) the undertaking of any action in connection with the Company's participation in its Subsidiaries as the sole member or stockholder.

        Except as otherwise expressly provided in this Agreement or by non-waivable provisions of applicable law, the Company Board shall have the sole power and authority to act on all matters that require the approval of the Members (so that the approval of the Company Board will constitute all required Member approval) and no Member will have any right to vote on such matter and such acts shall be subject only to the approval of the Company Board (and such approval shall be valid for all purposes of the Act).

        (b)   Number, Term of Office and Qualifications.    The number of Managers constituting the Company Board shall be not less than three and not more than ten. Within these limits, the number of Managers constituting the Company Board shall be determined from time to time by Members holding a majority-in-interest of the Membership Interests. The Members hereby agree that the initial number of Managers constituting the Company Board shall be five. In the event MLP Securities are registered under the Securities Exchange Act of 1934, as amended, the Members further agree to take all such actions as may be reasonably necessary to insure that the Company Board is in compliance with all applicable rules and regulations of the Commission and any National Securities Exchange on which MLP Securities are registered. The members of the Company Board shall be elected by the Members, and each Manager elected shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal in the manner hereinafter provided. Managers need not be Members. Managers must at all times be citizens of the United States by birth, naturalization or as otherwise authorized by law.

        (c)   Initial Managers.    The Members hereby elect the following individuals, each of whom is a citizen of the United States, as the initial members of the Company Board, to serve until their respective successors are duly elected and qualified:

      Paul B. Gridley
      William J. Kearns, Jr.
      M. William Macey, Jr.
      Douglas L. Newhouse
      Ronald L. O'Kelley

        (d)   Resignation.    Any Manager may resign as such by delivering his or her written resignation to the Company at the Company's principal office addressed to the Company Board. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

        (e)   Removal.    Any Manager may be removed as such by Members holding a majority-in-interest of the Membership Interests.

        (f)    Compensation.    A Manager who is not serving as an Officer of the Company may be paid such compensation by the Company for his or her services as such as the Company Board shall from time to time deem appropriate. The foregoing shall not be deemed to limit or restrict the payment of any reasonable compensation or remuneration to any Person in such Person's capacity as an Officer, employee, advisor or consultant to the Company or any agreement or arrangement with the Company which has been approved by the Company Board.

        (g)   Reimbursement.    The Managers shall be entitled to be reimbursed for reasonable out-of-pocket costs and expenses incurred in the course of their service hereunder, including, without limitation, attendance at Company Board meetings.

        (h)   Meetings of the Company Board; Actions.    Meetings of the Company Board shall be held at the principal place of business of the Company or at any other place that a majority of the members of the Company Board determine. At any meeting, any Manager may participate by telephone or similar communication equipment, provided each Manager can hear the others. Persons present by telephone shall be deemed to be present "in person" for purposes hereof. The presence of at least a majority of the Managers shall constitute a quorum for the transaction of business. Meetings shall be held at least once each quarter, or more often in accordance with a schedule established by the Company Board. In addition, any two (2) or more Managers may convene a meeting thereof upon at least ten (10) business days' prior written notice to the other Managers; provided that a majority of the Managers present at a meeting may approve the presence of any other Person for all or any portion of such meeting. The Company Board also may make decisions, without holding a meeting, by written consent of the Managers required for such decision, with prior notice thereof to all other Managers. Minutes of each meeting and a record of each decision shall be kept by a designee of the Company Board. Decisions of the Company Board shall require the approval of at least a majority of its members.

        (i)    Committees.    The Company Board shall establish a (i) Conflicts Committee to serve as the Conflicts Committee under the MLP Agreement, (ii) an Audit Committee meeting the applicable requirements of the Commission and any National Securities Exchange on which MLP Securities are registered and (iii) a compensation committee meeting the applicable requirements of the Commission and any National Securities Exchange on which MLP Securities are registered. The Company Board may, from time to time, designate one or more other committees. Any such committee, to the extent provided in the enabling resolution and until dissolved by the Company Board, shall have and may exercise any or all of the authority of the Company Board. At every meeting of any such committee, the presence of a majority of all the representatives thereof shall constitute a quorum, and the affirmative vote of a majority of the representatives present shall be necessary for the adoption of any resolution. The Company Board may dissolve any committee, other than the audit, conflicts and compensation committees, at any time.

        (j)    Managers Have No Exclusive Duty to Company.    The Managers shall not be required to manage the Company as their sole and exclusive function and they may have other business interests and may engage in other activities in addition to those relating to the Company, subject, in the case of an Manager that is employed by any Group Member, to the terms of his employment agreement with such Group Member. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of any Manager or to the income or proceeds derived therefrom. The Managers shall incur no liability to the Company or to any of the Members as a result of engaging in any other business or venture.

        Section 7.2    Officers.

        (a)    Designation and Appointment.    The Company Board may, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Company's business (subject to the supervision and control of the Company Board), including employees, agents and other Persons (any of whom may be a Member) who may be designated as Officers of the Company, with titles including but not limited to "chief executive officer," "chairman," "president," "vice president," "treasurer," "secretary," "general manager," "director," "chief financial officer" and "chief operating officer," as and to the extent authorized by the Company Board. Any number of offices may be held by the same person. The Company Board may, in its discretion, choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware or Members, but Officers must at all times be citizens of the United States by birth, naturalization or as otherwise authorized by law. Any Officers so designated shall have such authority and perform such duties as the Company Board may, from time to time, delegate to them. The Company Board may assign titles to particular Officers. Each Officer shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. The salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Company Board. The initial Officers of the Company shall be as follows:

Name	Title
Paul B. Gridley	Chairman of the Board and Chief Executive Officer
Joseph Gehegan	President and Chief Operating Officer
Calvin Chew	Executive Vice President
Albert Bergeron	Vice President—Chief Financial Officer, Secretary and Treasurer
Alan Colletti	Vice President—Operations
Jeffrey M. Miller	Vice President—Chartering

        (b)    Resignation/Removal.    Any Officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Company Board. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any Officer may be removed as such, either with or without cause, at any time by the Company Board. Designation of an Officer shall not of itself create any contractual or employment rights.

        (c)    Duties of Officers Generally.    The Officers, in the performance of their duties as such, shall owe to the Company duties of loyalty and due care of the type owed by the officers of a corporation to such corporation and its equityholders under the laws of the State of Delaware.

        (d)    Chief Executive Officer.    Subject to the powers of the Company Board, the chief executive officer of the Company shall be in general and active charge of the entire business and affairs of the Company, and shall be its chief policy making Officer. He or she shall direct, coordinate and control the Company's business and activities and its operating expenses and capital expenditures, and shall have general authority to exercise all the powers necessary for the chief executive officer of the Company, all in accordance with basic policies established by and subject to the control of the Company Board. In the absence of the chief executive officer, his or her duties shall be performed and his or her authority may be exercised by such Officer as may have been designated the most senior officer of the Company.

        (e)    President.    The president shall, subject to the powers of the Company Board and chief executive officer, be the chief administrative officer of the Company and shall have general charge of the business, affairs and property of the Company, and control over its Officers (other than the chief executive officer), agents and employees. The president shall see that all orders and resolutions of the Company Board and the chief executive officer are carried into effect. He or she shall be responsible for the employment of employees, agents and Officers (other than the chief executive officer) as may be required for the conduct of the business and the attainment of the objectives of the Company. He or she shall have authority to suspend or to remove any employee, agent or Officer (other than the chief executive officer) of the Company and, in the case of the suspension for Cause of any such Officer, to recommend to the Company Board what further action should be taken. In the absence of the president, his or her duties shall be performed and his or her authority may be exercised by the chief executive officer. In the absence of the president and the chief executive officer, the duties of the president shall be performed and his or her authority may be exercised by such Officer as may have been designated as the most senior officer of the Company. The president shall have such other powers and perform such other duties as may be prescribed by the chief executive officer or the Company Board.

        (f)    Chief Financial Officer.    The chief financial officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Company, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, Preferred Units and Common Interests. The chief financial officer shall have the custody of the funds and securities of the Company, and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Company Board. The chief financial officer shall have such other powers and perform such other duties as may from time to time be prescribed by the chief executive officer, the president or the Company Board.

        (g)    Chief Operating Officer.    Subject to the powers of the Company Board, the chief executive officer and the president, the chief operating officer of the Company shall have general and active management of the business of the Company. The chief operating officer shall see that all orders and resolutions of the president are carried into effect. The chief operating officer shall have such other powers and perform such other duties as may from time to time be prescribed by the chief executive officer, the president or the Company Board.

        (h)    Vice President(s).    The vice president(s) shall perform such duties and have such other powers as the chief executive officer, the president, the chief operating officer or the Company Board may from time to time prescribe, and may have such further denominations as "Executive Vice President", "Senior Vice President", "Assistant Vice President" and the like.

        (i)    Secretary.    The secretary shall attend all meetings of the Members, and shall record all the proceedings of the meetings in a book to be kept for that purpose. The secretary shall keep all documents as may be required under the Act. The secretary shall perform such other duties and have such other authority as may be prescribed elsewhere in this Agreement or from time to time by the chief executive officer or the Company Board. The secretary shall have the general duties, powers and responsibilities of a secretary of a corporation. If the Company Board chooses to appoint an assistant secretary or assistant secretaries, the assistant secretaries, in the order of their seniority, in the absence, disability or inability to act of the secretary, shall perform the duties and exercise the powers of the secretary, and shall perform such other duties as the chief executive officer, the president, the chief operating officer or the Company Board may from time to time prescribe.

        Section 7.3    Restrictions on Certain Actions.    Notwithstanding anything contrary contained herein, an Officer may not take any of the following actions without the prior approval of the Company Board:

            (i)  directly or indirectly declare or make any distributions upon any of its equity securities;

           (ii)  directly or indirectly redeem, purchase or otherwise acquire, or permit any of its Subsidiaries to redeem, purchase or otherwise acquire, any of the Company's or any Subsidiary's equity securities (including, without limitation, warrants, options and other rights to acquire equity securities);

          (iii)  authorize, issue, sell or enter into any agreement providing for the issuance (contingent or otherwise), or permit any of its Subsidiaries to authorize, issue, sell or enter into any agreement providing for the issuance (contingent or otherwise) of any equity securities or debt securities with equity features or securities exercisable or convertible into equity securities or debt securities with equity features;

          (iv)  merge or consolidate with any Person or permit any of its Subsidiaries to merge or consolidate with any Person (other than a wholly owned Subsidiary);

           (v)  liquidate, dissolve or effect, or permit any of its Subsidiaries to liquidate, dissolve or effect, a recapitalization or reorganization in any form of transaction;

          (vi)  create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, indebtedness exceeding the amounts approved therefor by the Company Board in the annual budget;

         (vii)  make, or permit any of its Subsidiaries to make, any loans or advances to, guarantees for the benefit of, or investments in, any Person (other than a wholly-owned Subsidiary), except for (a) reasonable advances to employees in the ordinary course of business and (b) investments having a stated maturity no greater than one year from the date the Company makes such investment in (1) obligations of the United States government or any agency thereof or obligations guaranteed by the United States government, (2) certificates of deposit of commercial banks having combined capital and surplus of at least $500 million, (3) commercial paper with a rating of at least "Prime-1" by Moody's Investors Service, Inc. or (4) any other investment then permitted under the Company's senior credit agreement;

        (viii)  enter into, or permit any of its Subsidiaries to enter into, any transaction with any Person (or any Affiliate thereof) who is an Affiliate of any Officer or Manager or related to any such Person by blood or marriage;

          (ix)  sell, lease, exchange or otherwise dispose (including by license) of the assets or properties of the Company or its Subsidiaries (other than damaged or obsolete equipment in the ordinary course and consistent with past practice of the business) in an amount which exceeds $50,000;

           (x)  make any capital expenditure, except for capital expenditures which have been authorized by the Company Board in the annual budget;

          (xi)  (a) make a material amendment of the Omnibus Agreement, (b) consent to any amendment of MLP Agreement or (c) enter into or make a material amendment of or terminate any other agreement, contract or commitment representing a value to the Company or its Subsidiaries of greater than $50,000 or which is not reasonably expected to result in a normal profit, other than agreements, contracts or commitments entered into in the ordinary course of business that are not time charters and do not represent a value to the Company greater than $250,000;

         (xii)  enter into any partnership, joint venture or material business alliance, create any Subsidiary, or acquire any capital stock of or other ownership interest in any Person;

        (xiii)  amend or terminate any agreement relating to a joint venture or a material business alliance of the Company or any of its Subsidiaries;

        (xiv)  create any liens upon any assets or properties of the Company or its Subsidiaries other than in connection with obligations pursuant to (vi) above;

         (xv)  adopt, amend or terminate any (a) agreement with employees of the Company or its Subsidiaries, other than with respect to employees whose employment can be terminated without payment of any severance in excess of that provided generally to persons who are not Officers, (b) plan, policy, arrangement or understanding providing any of the following benefits to any current or former employee of the Company or its Subsidiaries: bonuses, pension, profit sharing, deferred compensation, incentive compensation, unit ownership, equity or quasi-equity purchase, equity or quasi-equity option, equity or quasi-equity appreciation rights, phantom equity or quasi-equity, retirement, vacation or severance, or (c) other material personnel practices or policies of the Company or its Subsidiaries;

        (xvi)  appoint or remove (a) the Company's or its Subsidiaries' accountants, (b) any counsel for the Company or its Subsidiaries (including in respect of litigation and other proceedings), other than for litigation in the ordinary course that does not involve more than $50,000 or (c) Officers of the Company or Officers of its Subsidiaries;

       (xvii)  commence (including the filing of a counterclaim) or settle any claim or litigation, regulatory proceeding or arbitration (other than ordinary course employee or commercial claims) to which the Company or its Subsidiaries is, or is to be, a party or by which the Company or its Subsidiaries or any of its business, assets or properties may be affected;

      (xviii)  register any of the Company's or its Subsidiaries' securities under any securities laws;

        (xix)  make any change in the Company's or its Subsidiaries' fiscal year;

         (xx)  set or change value of any goods or services contributed by any Members as a capital contribution or any distribution to any Member;

        (xxi)  make any amendment or terminate any constitutive or governing document of the Company or its Subsidiaries, including without limitation this Agreement or Certificate;

       (xxii)  make any political or charitable contribution exceeding the amounts approved therefor by the Company Board in the annual budget;

      (xxiii)  cause the MLP to do any of the foregoing (as if the word MLP were substituted for Company and its referred to the MLP, as applicable);

      (xxiv)  commit to do any of the foregoing, or

        (xxv)  delegate authority to any Person to approve the taking of any action set forth above.

        Section 7.4    Limitation on Authority of Members.    No Member shall participate in the management or control of the business of, or shall have any rights or powers with respect to, the Company except those expressly granted to it by the terms of this Agreement or those duly conferred on it by the Company Board. No Member is an agent of the Company solely by virtue of being a Member, and no Member has authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditures on behalf of the Company solely by virtue of being a Member, and the Members hereby consent to the exercise by the Company Board and Officers of the Company of the powers conferred on them by law and this Agreement. This Section 7.4 supersedes any authority granted to the Members pursuant to the Act. Any Member who takes any action or binds the Company in violation of this Section 7.4 shall be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to the loss or expense.

        Section 7.5    Outside Activities.

          (a)   Except as specifically restricted by the Omnibus Agreement, each Indemnitee shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member, and none of the same shall constitute a breach of this Agreement or any duty express or implied by law to any Group Member or any Member or Assignee. Neither any Group Member, any Member nor any other Person shall have any rights by virtue of this Agreement or the relationship established hereby in any business ventures of any Indemnitee.

          (b)   Subject to the terms of Section 7.5(a) and the Omnibus Agreement, but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitee in accordance with the provisions of this Section 7.5 is hereby approved by the Company and all Members, (ii) it shall be deemed not to be a breach of the Company Board's fiduciary duty or any other obligation of any type whatsoever of the Company Board for the Indemnitees to engage in such business interests and activities in preference to or to the exclusion of the Company and (iii) the Indemnitees shall have no obligation to present business opportunities to the Company.

          (c)   Anything in this Agreement to the contrary notwithstanding, to the extent that provisions of this Agreement purport or are interpreted to have the effect of restricting the fiduciary duties that might otherwise, as a result of Delaware or other applicable law, be owed by the Company Board to the Company and its Members, or to constitute a waiver or consent by the Members to any such restriction, such provisions shall be inapplicable and have no effect in determining whether the Company Board has complied with its fiduciary duties in connection with determinations made by it under this Section 7.5.

        Section 7.6    Indemnification.

          (a)   To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.6 shall be available to Shipping Master with respect to its obligations incurred pursuant to the Underwriting Agreement or the Closing Contribution Agreement. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnitee acted in a manner contrary to that specified above. Any indemnification pursuant to this Section 7.6 shall be made only out of the assets of the Company, it being agreed that no Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

          (b)   To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.6(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.6.

          (c)   The indemnification provided by this Section 7.6 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the Members, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity (including in its capacity as general partner of the MLP under the MLP Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

          (d)   The Company may purchase and maintain (or reimburse Shipping Master or its Affiliates for the cost of) insurance, on behalf of the Company Board, its Affiliates and such other Persons as the Company Board shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company's activities or such Person's activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

          (e)   For purposes of this Section 7.6, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 7.6(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is in, or not opposed to, the best interests of the Company.

          (f)    In no event may an Indemnitee subject the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

          (g)   An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

          (h)   The provisions of this Section 7.6 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

          (i)    No amendment, modification or repeal of this Section 7.6 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.6 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

        Section 7.7    Liability of Indemnitees.

          (a)   Notwithstanding anything to the contrary set forth in this Agreement or the MLP Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members, the MLP, the Assignees or any other Persons who have acquired interests in the Company or MLP Securities, for losses sustained or liabilities incurred as a result of any act or omission if such Indemnitee acted in good faith.

          (b)   Subject to its obligations and duties set forth in Section 7.1(a), the Company Board may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the Company Board shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Company Board in good faith.

          (c)   To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Members, the Company Board and any other Indemnitee acting in connection with the Company's business or affairs shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or otherwise modify the duties and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Indemnitee.

          (d)   Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability to the Company, the Members, the Company Board, and the Member's directors, officers and employees under this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

          (e)   No Member shall have any duty to the Company or any Member of the Company except as expressly set forth herein or in other written agreements. No Member, Manager or Officer of the Company shall be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member (including without limitation as a result of its investment in the Company), unless the loss or damage shall have been the result of gross negligence, fraud or intentional misconduct by the Member, Manager or Officer in question or, in the case of an Officer, breach of such Person's duties pursuant to Section 7.2(c). In performing his or her duties, each such Person shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid) of the following other Persons or groups: one or more Officers or employees of the Company, any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company, the Company Board or any other Person who has been selected with reasonable care by or on behalf of the Company or the Company Board, in each case as to matters which such relying Person reasonably believes to be within such other Person's competence. The preceding sentence shall in no way limit any Person's right to rely on information to the extent provided in Section 18-406 of the Act. No Member, Manager or Officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being a Member, Manager or Officer of the Company or any combination of the foregoing. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of a Member, Manager or Officer otherwise existing at law or in equity, are agreed by each of the Members to modify to that extent such duties and liabilities of the Members, Managers or Officers.

        Section 7.8    Other Matters Concerning the Company Board.

          (a)   The Company Board may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

          (b)   The Company Board may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the Company Board reasonably believes to be within such Person's professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

          (c)   The Company Board shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Company.

          (d)   Any standard of care and duty imposed by this Agreement or under the Act or any applicable law, rule or regulation shall be modified, waived or limited, to the extent permitted by law, as required to permit the Company Board to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the authority prescribed in this Agreement, so long as such action is reasonably believed by the Company Board to be in, or not inconsistent with, the best interests of the Company.

        Section 7.9    Reliance by Third Parties.

        Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that the Company Board and any Officer authorized by the Company Board to act on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such Person shall be entitled to deal with the Company Board or any such Officer as if it were the Company's sole party in interest, both legally and beneficially. Each Member hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Company Board or any such officer in connection with any such dealing. In no event shall any Person dealing with the Company Board or any such officer or its representatives be obligated to ascertain that the terms of the Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Company Board or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by the Company Board or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS

        Section 8.1    Records and Accounting.

        The Company Board shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the Company's business, including all books and records necessary to provide to the Members any information required to be provided pursuant to Section 3.3(a). Any books and records maintained by or on behalf of the Company in the regular course of its business, including books of account and records of Company proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained, for financial reporting purposes, on an accrual basis in accordance with United States generally accepted accounting principles consistently applied.

        Section 8.2    Fiscal Year.

        The fiscal year of the Company shall be a fiscal year ending December 31.

ARTICLE IX
TAX MATTERS

        Section 9.1    Tax Returns and Information.

        The Company shall timely file all returns of the Company that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by the Members for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Company's taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

        Section 9.2    Tax Elections.

          (a)   The Company shall not elect to be treated as a corporation under the Code.

          (b)   Except as otherwise provided herein, the Company Board shall determine whether the Company should make any other elections permitted by the Code.

ARTICLE X
ADMISSION OF MEMBERS

        Section 10.1    Admission of Substituted Members.

        By transfer of a Membership Interest in accordance with Article IV, the transferor shall be deemed to have given the transferee the right to seek admission as a Substituted Member subject to the conditions of, and in the manner permitted under, this Agreement. A transferor of a Membership Interest shall, however, only have the authority to convey to a purchaser or other transferee (a) the right to negotiate such Membership Interest to a purchaser or other transferee and (b) the right to request admission as a Substituted Member to such purchaser or other transferee in respect of the transferred Membership Interests. Each transferee of a Membership Interest shall be an Assignee and be deemed to have applied to become a Substituted Member with respect to the Interests so transferred to such Person. Such Assignee shall become a Substituted Member (x) at such time as the Members consent thereto, which consent may be given or withheld in the Members' discretion, and (y) when any such admission is shown on the books and records of the Company. If such consent is withheld, such transferee shall remain an Assignee. An Assignee shall have an interest in the Company equivalent to that of a Member with respect to allocations and distributions, including liquidating distributions, of the Company. With respect to voting rights attributable to Membership Interests that are held by Assignees, the Company Board shall be deemed to be the Member with respect thereto and shall, in exercising the voting rights in respect of such Interests on any matter, vote such Membership Interests at the written direction of the Assignee. If no such written direction is received, such Membership Interests will not be voted. An Assignee shall have no other rights of a Member.

        Section 10.2    Admission of Additional Members.

          (a)   A Person (other than a Substituted Member) who makes a Capital Contribution to the Company or acquires Company Securities in accordance with this Agreement shall be admitted to the Company as an Additional Member only upon furnishing to the Company Board (i) evidence of acceptance in form satisfactory to the Company Board of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6, and (ii) such other documents or instruments as may be required in the discretion of the Company Board to effect such Person's admission as an Additional Member.

          (b)   Notwithstanding anything to the contrary in this Section 11.3, no Person shall be admitted as an Additional Member without the consent of the Company Board, which consent may be given or withheld in the Company Board's discretion. The admission of any Person as an Additional Member shall become effective on the date upon which the name of such Person is recorded as such in the books and records of the Company, following the consent of the Company Board to such admission.

        Section 10.3    Amendment of Agreement and Certificate of Formation.

        To effect the admission to the Company of any Member, the Company Board shall take all steps necessary and appropriate under the Act to amend the records of the Company to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the Company Board shall prepare and file an amendment to the Certificate of Formation, and the Company Board may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI
WITHDRAWAL OF MEMBERS

        Section 11.1    Withdrawal of Members.

        Without the prior written consent of the Company Board, which may be granted or withheld in its sole discretion, no Member shall have the right to withdraw from the Company.

ARTICLE XII
DISSOLUTION AND LIQUIDATION

        Section 12.1    Dissolution.

        The Company shall not be dissolved by the admission of Substituted Members or Additional Members in accordance with the terms of this Agreement. The Company shall dissolve, and its affairs shall be wound up, upon:

          (a)   an election to dissolve the Company by the Company Board that is approved by all of the Members;

          (b)   the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Act;

          (c)   the sale of all or substantially all of the assets and properties of the MLP and its Subsidiaries; or

          (d)   the dissolution of the MLP.

        Section 12.2    Liquidator.

        Upon dissolution of the Company, the Company Board shall select one or more Persons to act as Liquidator. The Liquidator shall be entitled to receive such compensation for its services as may be approved by a majority of the Members. The Liquidator shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without cause, by notice of removal approved by Members holding a majority-in-interest of the Membership Interests. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Members. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Company Board under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers) to the extent necessary or desirable in the good faith judgment of the Liquidator to carry out the duties and functions of the Liquidator hereunder for and during such period of time as shall be reasonably required in the good faith judgment of the Liquidator to complete the winding up and liquidation of the Company as provided for herein.

        Section 12.3    Liquidation.

        The Liquidator shall proceed to dispose of the assets of the Company, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as the Liquidator determines to be in the best interest of the Members, subject to Section 18-804 of the Act and the following:

          (a)   The assets may be disposed of by public or private sale or by distribution in kind to one or more Members on such terms as the Liquidator and such Member or Members may agree. If any property is distributed in kind, the Member receiving the property shall be deemed for purposes of Section 12.3(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Members. The Liquidator may, in its absolute discretion, defer liquidation or distribution of the Company's assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Company's assets would be impractical or would cause undue loss to the Members. The Liquidator may, in its absolute discretion, distribute the Company's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Members.

          (b)   Liabilities of the Company include amounts owed to Members otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

          (c)   All property and all cash in excess of that required to discharge liabilities as provided in Section 12.3(b) shall be distributed to the Members in proportion to their ownership interests.

        Section 12.4    Cancellation of Certificate of Formation.

        Upon the completion of the distribution of Company cash and property as provided in Section 12.3 in connection with the liquidation of the Company, the Company shall be terminated and the Certificate of Formation, as well as all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware, shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.

        Section 12.5    Return of Capital Contributions.

        Neither the MLP nor Shipping Master shall be liable for, nor have any obligation to contribute or loan any monies or property to the Company to enable it to effectuate, the return of the Capital Contributions of the Members, or any portion thereof, it being expressly understood that any such return shall be made solely from Company assets.

        Section 12.6    Waiver of Partition.

        To the maximum extent permitted by law, each Member hereby waives any right to partition of the Company property.

        Section 12.7    Capital Account Restoration.

        No Member shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Company.

ARTICLE XIII
AMENDMENT OF AGREEMENT

        Section 13.1    Amendment to be Adopted Solely by the Company Board.

        Each Member agrees that the Company Board, without the approval of any Member, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

          (a)   a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company;

          (b)   admission, substitution, withdrawal or removal of Members in accordance with this Agreement;

          (c)   a change that, in the sole discretion of the Company Board, is necessary or advisable to qualify or continue the qualification of the Company as a limited liability company in which the Members have limited liability under the laws of any state or to ensure that neither the Company nor the MLP will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

          (d)   a change that, in the discretion of the Company Board, (i) does not adversely affect the Members in any material respect, (ii) is necessary or advisable to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Act) or (B) facilitate the trading of any MLP Security (including the division of any class or classes of outstanding limited partner interests of the MLP into different classes to facilitate uniformity of tax consequences within such classes of limited partner interests of the MLP) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which such limited partner interests are or will be listed for trading, compliance with any of which the Company Board determines in its discretion to be in the best interests of the MLP and the limited partners of the MLP, (iii) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement or (iv) is required to conform the provisions of this Agreement with the provisions of the MLP Agreement as the provisions of the MLP Agreement may be amended, supplemented or restated from time to time;

          (e)   a change in the fiscal year or taxable year of the Company and any changes that, in the discretion of the Company Board, are necessary or advisable as a result of a change in the fiscal year or taxable year of the Company;

          (f)    an amendment that is necessary, in the Opinion of Counsel, to prevent the Company or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

          (g)   any amendment expressly permitted in this Agreement to be made by the Company Board acting alone;

          (h)   an amendment that, in the discretion of the Company Board, is necessary or advisable to reflect, account for and deal with appropriately the formation by the Company of, or investment by the Company in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Company of activities permitted by the terms of Section 2.4; or

          (k)   any other amendments substantially similar to the foregoing.

        Section 13.2    Amendment Procedures.

        Except with respect to amendments of the type described in Section 13.1, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by or with the consent of the Company Board which consent may be given or withheld in its sole discretion. A proposed amendment shall be effective upon its approval by the Members.

ARTICLE XIV
GENERAL PROVISIONS

        Section 14.1    Addresses and Notices.

        Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Member at the address provided by such member. Any notice to the Company shall be deemed given if received by the Company Board at the principal office of the Company designated pursuant to Section 2.3. The Company Board may rely and shall be protected in relying on any notice or other document from a Member, Assignee or other Person if believed by it to be genuine.

        Section 14.2    Further Action.

        The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

        Section 14.3    Binding Effect.

        This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

        Section 14.4    Integration.

        This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

        Section 14.5    Creditors.

        None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

        Section 14.6    Waiver.

        No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

        Section 14.7    Counterparts.

        This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto, independently of the signature of any other party.

        Section 14.8    Applicable Law.

        This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

        Section 14.9    Invalidity of Provisions.

        If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

        Section 14.10    Consent of Members.

        Each Member hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Members, such action may be so taken upon the concurrence of less than all of the Members and each Member shall be bound by the results of such action.

* * * * *

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

UNITED STATES SHIPPING MASTER LLC
By:	Name Title

QuickLinks

  Exhibit 3.4
TABLE OF CONTENTS
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF US GENERAL PARTNER LLC
R E C I T A L S
ARTICLE I DEFINITIONS
ARTICLE II ORGANIZATION
ARTICLE III RIGHTS OF MEMBERS
ARTICLE IV TRANSFERS OF INTERESTS
ARTICLE V CAPITAL CONTRIBUTIONS AND ISSUANCE OF INTERESTS
ARTICLE VI ALLOCATIONS AND DISTRIBUTIONS
ARTICLE VII MANAGEMENT AND OPERATION OF BUSINESS
ARTICLE VIII BOOKS, RECORDS, ACCOUNTING AND REPORTS
ARTICLE IX TAX MATTERS
ARTICLE X ADMISSION OF MEMBERS
ARTICLE XI WITHDRAWAL OF MEMBERS
ARTICLE XII DISSOLUTION AND LIQUIDATION
ARTICLE XIII AMENDMENT OF AGREEMENT
ARTICLE XIV GENERAL PROVISIONS